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Equity Pledge Agreement

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by and between

YOU On Demand (Beijing) Technology Co., Ltd.

and

Yang Lan

and

Zhu Yun

April 5, 2016

This EQUITY PLEDGE AGREEMENT (“Agreement”) is entered into on this 5th day of April, 2016 (“Signing Date”) in Beijing, People’s Republic of China (“PRC”), by and between:

(1)

YOU On Demand (Beijing) Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC, with its registered address at Suite 2603, 26/F, Tower A, 10 Jintongxi Road, Chaoyang District, Beijing, PRC (“Party A”);

(2)	Yang Lan, a PRC citizen and holder of identity card number 110108196803315727 (“Party B”); and

(3)	Zhu Yun, a PRC citizen and holder of identity card number 630104197402260543 (“Party C”).

(collectively, the “Parties”, individually, a “Party”)

WHEREAS:

A.

Party B holds 99% and Party C holds 1% of the equity interests (“Equity Interests”) of Tianjin Sevenstarflix Network Technology Limited, “Company”), a limited liability company incorporated and doing certain business activities in the PRC (“Business”). The Equity Interests represent RMB 50 million in the registered capital of the Company.

B.

On 1 April 2016, Party A and the Company entered into a Technical Services Agreement (“Technical Services Agreement”), pursuant to which the Company shall pay service fees to Party A for various technical, marketing and management consulting and other services in connection with the Business.

C.

On 1 April 2016, Party A, Party B, Party C and the Company entered into a Call Option Agreement (“Call Option Agreement”), pursuant to which Party B and Party C grant to Party A an option to purchase all or any part of their Equity Interests.

D.

As security for a total debts of RMB 20 million: (a) the performance by the Company of its obligations under the Technical Services Agreement for a security of RMB 10 million; and (b) the performance by Party B and Party C of their obligations under the Call Option Agreement for a security of RMB 10 million, Party B and Party C have agreed to pledge 39.6% of the Equity Interests (representing RMB 19.8 million in the registered capital of the Company and 0.4% of the Equity Interests (representing RMB 0.2 million in the registered capital of the Company) respectively to Party A, and Party A has agreed to accept such a pledge, in accordance with the terms and conditions set out in this Agreement.

NOW THEREFORE, the Parties agree as follows:

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1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the terms below shall have the meanings set out below:

Business Day	means a day on which commercial banks are open for business in the PRC;

Call Option Agreement	means the Call Option Agreement entered into by the Parties and the Company on 1 April 2016, as described in Paragraph C of the Recitals;

Confidential Information	means any information of a confidential nature relating to the Parties and the Company, including without limitation any confidential information concerning their respective structure, business activities (including financial information, client lists and business policies), technology, released or unreleased software or hardware products, marketing plans, regardless of the format in which such information is stored or communicated, and including any excerpts, summaries or other derivative forms of the same;

Event of Default	means an event described in Article 7;

Force Majeure	means any fire, flood, war, act of government or other natural or man-made event which is unforeseen by the Parties (or if foreseen, reasonably unavoidable) and which prevents the performance of this Agreement by any or all of the Parties, but excluding any shortage of credit;

Pledge	means the pledge created over each of Party B’s and Party C’s entire share of the Equity Interests in favor of Party A under Article 2.1;

Technical Services Agreement	means the Technical Services Agreement entered into by Party A and the Company, as described in Paragraph B of the Recitals.

1.2

Interpretation. All headings used herein are for reference purposes only and shall not affect the meaning or interpretation of any provision. Any reference to an Article or Appendix is to an article or appendix of this Agreement. For purposes of this Agreement, the term “PRC” refers to Mainland China, and unless explicitly provided herein does not include the Special Administrative Regions of Hong Kong and Macau or the territory of Taiwan. References to the masculine shall include the feminine and vice versa.

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2.	PLEDGE

2.1	Pledge. Each of Party B and Party C hereby agrees to pledge his share of the Equity Interests to Party A pursuant to the terms of this Agreement (“Pledge”).

2.2

Effective Date. The Pledge shall be effective on the date on which it has been duly registered pursuant to Article 3. For the avoidance of doubt, until Party A has acquired the Equity Interests by means of exercising its option under the Call Option Agreement, the Pledge will continue to be effective.

3.	REGISTRATION

Party B and Party C covenant with Party A that, within [30] Business Days after the execution of this Agreement, Party B and Party C shall complete the registration of the Pledge with the relevant local branch of the PRC Administration for Industry and Commerce (“AIC”) as instructed by Party A, and Party A shall provide any necessary assistance to Party B and Party C to register the Pledge in accordance with this Agreement.

4.	EXERCISE OF PLEDGE

4.1

Exercise of Pledge. During the term of this Agreement, Party A shall be entitled to exercise the Pledge if the Company fails to pay any of the service fees due under the Technical Services Agreement, or otherwise breaches the Technical Services Agreement, and fails to rectify such breach within 30 days of Party A’s written demand for the same.

4.2	No Hindrance. Party B and Party C shall render Party A all necessary assistance in exercising the Pledge, and shall not hinder Party A’s exercise thereof hereunder.

5.	REPRESENTATIONS AND WARRANTIES OF PARTY B AND PARTY C

Party B and Party C each hereby represents and warrants that:

5.1	he is the legal owner of the Equity Interests; and

5.2	he has not pledged or encumbered his respective share of the Equity Interests to any person or entity other than Party A.

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6.	COVENANTS OF PARTY B AND PARTY C

For the duration of this Agreement, Party B and Party C each covenants to Party A that he will:

6.1

not transfer or assign his share of the Equity Interests, collect any dividends from the Equity Interests, or create or permit to be created any pledge or other encumbrance on the Equity Interests other than the Pledge, without the prior written consent of Party A;

6.2	comply with all laws and regulations governing the Pledge;

6.3

deliver to Party A any notice, order, or opinion with respect to the Pledge which is issued by a competent government authority within 5 Business Days of receiving the same, and comply with or object to such notice, order or opinion at the direction of Party A;

6.4

notify Party A in a timely manner of any action, omission or other event which may adversely affect the Equity Interests or any of the Parties’ rights therein, or which may change or preclude his performance of any of his obligations under this Agreement;

6.5	not initiate, nor authorize any other person to initiate, any legal procedure or other action which could suspend or hamper Party A’s right to exercise the Pledge; and

6.6

execute in good faith all title certificates and contracts, perform any necessary actions, and provide any additional assistance necessary to perfect Party A’s rights hereunder as requested by Party A.

7.	EVENTS OF DEFAULT

7.1	Events of Default. Each of the following events shall be considered to be an Event of Default:

7.1.1

the Company fails to make full and timely payment of the service fees under the Technical Service Agreement, or if Party A incurs any economic loss due to the Company’s breach of its obligations under the Technical Services Agreement;

7.1.2	Party B and/or Party C breach(es) this Agreement, including by making any material misleading or fraudulent representations, warranties or covenants under Articles 5 and 6;

7.1.3	Party B and/or Party C waive his/their rights in or to the Equity Interests, or transfer or assign any portion of the Equity Interests, without the prior written consent of Party A;

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7.1.4

any loan, security, compensation, covenant and/or other liability of Party B and/or Party C is/are required to be repaid or performed prior to the scheduled date, or is/are due but cannot be repaid or performed as scheduled, and thereby causes Party A to deem that the capacity of Party B and/or Party C to perform his/their obligations under this Agreement has been adversely affected;

7.1.5	Party B and/or Party C is/are incapable of repaying its general debt or other debt;

7.1.6	laws are promulgated which render Party B and/or Party C incapable of continuing to perform his/their obligations hereunder without violating such laws, or which render this Agreement illegal;

7.1.7	any approval, permit, license, or authorization from the competent government authorities needed to perform or validate this Agreement is withdrawn, suspended, invalidated, or materially amended; and

7.1.8	other circumstances occur whereby Party A is incapable of exercising the right to dispose of the Pledge in accordance with applicable law and the Parties’ intentions hereunder.

7.2	Notice. Party B and/or Party C shall immediately serve Party A with a written notice if either or both of them become aware that an Event of Default has occurred.

7.3

Party A’s Event of Default Rights. Party A may, at any time upon the occurrence of an Event of Default: (a) serve a written default notice to Party B and/or Party C requiring either or both of them immediately to make, or cause to be immediately made, full payment of the outstanding payment obligations under the Technical Services Agreement; or (b) exercise the Pledge in accordance with Article 4. For the avoidance of doubt, Party A’s rights under this Article 7.3 shall be separate from and additional to its rights for breach of contract as set out in Article 9.

8.	TERM

This Agreement shall take effect on the date first indicated above and remain in full force and effect until the earlier of the date on which:

8.1	the Technical Services Agreement and Call Option Agreement have been performed in full or otherwise terminated;

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8.2	the Pledge is exercised in accordance with Article 4, and all subsequent records and other necessary actions have been undertaken by Party B and Party C for purposes of the same; and

8.3

Party A gives, at its sole discretion, notice of release of the Pledge to Party B and Party C or other clear instruction in writing to the effect that the Pledge under this Agreement shall no longer survive.

9.	BREACH OF CONTRACT

9.1	Breach. A Party shall be deemed to be in breach of this Agreement if:

9.1.1

it fails to perform its obligations under this Agreement fully and in a timely manner, and does not rectify any such failure within 30 days after written demand from any other Party requesting the same; or

9.1.2	any representation or warranty made by such Party hereunder is as of the Signing Date or becomes, materially false, misleading or untrue.

9.2

Liability for Breach. Any Party that breaches this Agreement shall indemnify the other Parties against, and compensate them for, any damages or losses incurred as a result, including third party claims.

10.	FEES AND EXPENSES

Party A shall be solely responsible for all fees and expenses incurred in relation to this Agreement, including, without limitation, legal fees, taxes and government charges, and shall fully indemnify Party B and Party C against the payment of any fees or expenses incurred at the request and upon the instruction of Party A. Notwithstanding the foregoing, each of the Parties shall be responsible for their own legal fees incurred as a result of engaging legal counsel for the purpose of entering into this Agreement and in the event that any dispute arises in connection with this Agreement.

11.	CONFIDENTIALITY

11.1

Confidentiality Obligations. Each Party (“Receiving Party”) shall maintain the strict confidentiality of any and all Confidential Information of any other Party(ies) (“Disclosing Party”) to which it may become privy before or during the performance of this Agreement, and shall not disclose any such Confidential Information to any third party except to its relevant employees, affiliates, officers and advisors (as applicable) on a “need-to-know” basis and provided that the aforesaid recipients of Confidential Information are subject to written confidentiality undertakings which are no less strict than the obligations set out herein. Any Confidential Information of the Disclosing Party which is received by the Receiving Party hereunder shall be used for the sole purpose of performing this Agreement and such other purpose as the Disclosing Party shall have permitted in writing.

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11.2	Exceptions. The disclosure of Confidential Information by the Receiving Party shall not be deemed a breach of its confidentiality obligations under the following circumstances;

11.2.1	the Disclosing Party has given its prior written consent to the disclosure;

11.2.2	the Confidential Information has entered the public domain through no fault or wrongful act of the Receiving Party;

11.2.3

the Confidential Information has been rightfully received by the Receiving Party from a third party which developed such information independently and was not subject to any confidentiality obligation with regard to the same;

11.2.4

the Confidential Information was, prior to this Agreement or any other separate non-disclosure agreement previously existing between the Parties and independently developed by the Receiving Party without the use, directly or indirectly, of the Confidential Information; or

11.2.5

where the disclosure of Confidential Information is required pursuant to law or a court order of competent jurisdiction, provided that such disclosure shall be limited to the extent required by such applicable law or court order, and provided further that the Receiving Party has notified the Disclosing Party of the need to disclose the Confidential Information in question, such that the Disclosing Party shall have the opportunity to oppose the disclosure thereof by means of any available objections or appeals.

12.	FORCE MAJEURE

A Party who is not able to perform its obligations hereunder as a direct result of Force Majeure, shall not be deemed to be in breach of this Agreement, provided that the following conditions are satisfied simultaneously:

12.1	its failure to perform its obligations hereunder has been directly caused by Force Majeure;

12.2	it has used commercially reasonable efforts to perform its obligations hereunder and, has taken necessary precautions to reduce the losses to the other Parties arising from the Force Majeure;

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12.3	it has immediately informed the other Parties in writing after the occurrence of Force Majeure; and

12.4

it has provided written information and supporting documentation, including a statement of the reasons for the delay in implementing or partially implementing this Agreement, within 15 days after the occurrence of Force Majeure.

13.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the PRC, without giving either reference or effect to any principle of conflict of laws or choice of laws.

14.	DISPUTE RESOLUTION

14.1

If any dispute arises in connection with this Agreement, the Parties shall attempt in the first instance to resolve it through friendly consultations or mediation. If any dispute cannot be resolved within thirty (30) days after the commencement of discussions, such dispute shall be referred to and finally resolved by arbitration in Beijing under the auspices of the China International Economic and Trade Arbitration Commission in accordance with the Commission’s then-current arbitration rules. The arbitration shall be conducted in [both the English and Chinese languages] before a tribunal of three (3) arbitrators appointed in accordance with the said rules.

14.2

The arbitral award shall be final and binding on the parties. The winning party may, at the cost and expense of the losing party(ies), apply to any court of competent jurisdiction for enforcement of such arbitral award.

14.3	During the period when the dispute is being resolved, except for the matters under dispute, the Parties shall continue to perform this Agreement in all respects.

15.	MISCELLANEOUS

15.1

Notices. All notices or other communications hereunder shall be written in English, and delivered in person (including by courier), by first class mail or facsimile, to the addresses set forth below. A notice shall be deemed to have been delivered (a) on the date of signing of the delivery receipt in the case of delivery in person (including by courier); (b) on the 10th day of the mailing date in the case of delivery by mail; and (c) on the date recorded in the transmission record in the case of facsimile, unless delivery is made after 5 pm on a Business Day or on a non-Business Day in the place of receipt, in which case delivery shall be deemed to occur at 9 am on the following Business Day.

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Party A:	YOU On Demand (Beijing) Technology Co., Ltd.

Address:	Suite 2603, 26/F, Tower A, 10 Jintongxi Road,
Chaoyang District, Beijing, PRC
Tel:	+86 10 8590 6561
Fax:	+86 10 8590 6577
Attn:	Grace He

Party B:	Yang Lan

Address:	No. 602 Unit 1 18/F, No. 19 West Third Ring North
Road, Haidian District, Beijing, PRC
Tel:	+86 10 8776 2856

Party C:	Zhu Yun

Address:	No.501, Room 13, 15th Floor, Liuheyuan,
Shijingshan District, Beijing, PRC.
Tel:	+86 138 0111 9910

15.2

Entire Agreement. This Agreement and any appendices attached to it constitutes the entire agreement between the Parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

15.3

Amendment. This Agreement may be amended only by a written agreement signed by the Parties, which amendment shall be attached to this Agreement as an Appendix. If required by law, the Parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

15.4

No Waiver. Unless otherwise agreed upon by the Parties in writing, any failure or delay on the part of any Party to exercise any right, authority or privilege under this Agreement, or under any other related agreement, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

15.5

Severability. The provisions of this Agreement are severable from each other. The invalidity of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

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15.6	Successors. This Agreement shall be valid and binding on the Parties, their successors and permitted assigns (if any).

15.7

Assignment. Party B and Party C shall not assign any of their rights or obligations hereunder without the prior written consent of Party A. Party A shall have the right to assign all or any of its rights or obligations under this Agreement to a designated person at any time. Party B and Party C shall cooperate fully with Party A to affect any such assignment, including without limitation signing any documentation.

15.8

Counterparts. For the convenience of the Parties, this Agreement may be executed in any number of counterparts. Each such counterpart shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same instrument.

15.9

Languages and Versions. This Agreement is executed in four (4) original sets with both English and Chinese language versions. Each Party shall retain one (1) original set and the other one (1) original set shall be submitted to the AIC. The English and Chinese language versions shall have the same legal effect. In the event of any inconsistencies between the English and Chinese language versions, the English language version shall prevail.

[The space below is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed or have caused this Agreement to be executed by their duly authorized representatives on the date first indicated above.

For and on behalf of
YOU On Demand (Beijing) Technology Co., Ltd.
(Company Seal)

By:	/s/ Wang Baoyun
Name:	Wang Baoyun
Title:	Legal Representative

Yang Lan

By:	/s/ Yang Lan

Zhu Yun

By:	/s/Zhu Tun

Signature Page to Equity Pledge Agreement